SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2008

Intelsat, Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)

(441) 294-1650

Registrant’s telephone number, including area code

n/a

(Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Completion of Intelsat Jackson Change of Control Offer and Change of Control Prepayment Offer

On July 1, 2008, Intelsat Jackson Holdings, Ltd. (“Intelsat Jackson”) completed the repurchase of $694,965,000 principal amount of its outstanding 9¼% Senior Note due 2016 and $281,780,000 principal amount of its outstanding 11¼% Senior Notes due 2016 (together, the “Outstanding Notes”). Intelsat Jackson had commenced an offer to purchase the Outstanding Notes (the “Jackson Change of Control Offer”) on May 2, 2008, because as previously reported, completion of the acquisition (the “Acquisition”) of Intelsat Holdings, Ltd., the indirect parent of Intelsat Jackson, by Intelsat Global Subsidiary, Ltd. (formerly known as Serafina Acquisition Limited), a direct wholly-owned subsidiary of Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited), an entity formed by funds advised by BC Partners Holdings Limited, Silver Lake Partners and certain other equity investors, on February 4, 2008 resulted in a change of control under the indentures governing the Outstanding Notes. In accordance with the terms of the Jackson Change of Control Offer, all Outstanding Notes tendered and not withdrawn by the expiration date were repurchased at a price equal to 101% of their principal amount, plus accrued and unpaid interest.

On July 1, 2008, Intelsat Jackson also issued $701,913,000 principal amount of new 9½% Senior Notes due 2016 and $284,595,000 principal amount of new 11½% Senior Notes due 2016 (together, the “New Notes”). The proceeds from the New Notes, together with cash on hand, were used to fund the Jackson Change of Control Offer.

On July 1, 2008, Intelsat Jackson prepaid $802,847,557.65 of the loans outstanding (the “Outstanding Loans”) under its $1.0 billion Senior Unsecured Credit Agreement dated as of February 2, 2007 (the “Jackson Unsecured Credit Agreement”). Intelsat Jackson had commenced an offer to prepay the Outstanding Loans under the Jackson Unsecured Credit Agreement (the “Change of Control Prepayment Offer”) on May 2, 2008, because the Acquisition resulted in a change of control under the Jackson Unsecured Credit Agreement. In accordance with the terms of the Change of Control Prepayment Offer, all Outstanding Loans for which prepayment was elected by the lenders and not withdrawn by the expiration date were prepaid at 101% of their principal amount. Intelsat Jackson entered into a new senior unsecured credit agreement dated July 1, 2008, and used the proceeds from a term loan borrowing thereunder, together with cash on hand, to fund the Change of Control Prepayment Offer.

Item 7.01	Regulation FD Disclosure.

In an offering memorandum for the New Notes, Intelsat, Ltd. disclosed that on June 29, 2008, its Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of half of the satellite payload and resulting in the interruption of some of the customer services on the satellite. In accordance with its existing satellite anomaly contingency plans, Intelsat is making alternative capacity available to most of the affected Galaxy 26 customers. Intelsat expects to provide alternative capacity primarily on other Intelsat satellites. Intelsat does not expect that this anomaly will have a material impact on its revenue or cash operating expenses for 2008 or on its backlog. Intelsat expects to record a non-cash impairment charge in the second quarter of 2008 to write down the Galaxy 26 satellite, which was not insured, to its estimated fair value following the anomaly. The current net book value of the Galaxy 26 satellite is approximately $89 million. Intelsat does not currently believe that the Galaxy 26 satellite anomaly will result in the acceleration of capital expenditures. Intelsat is working with Space Systems/Loral, the manufacturer of the Galaxy 26 satellite, to identify the cause of the problem.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements herein constitute forward-looking statements that do not directly or exclusively relate to historical facts. When used herein, the words “expect” and “believe” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information.

The forward-looking statements made herein reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements speak only as of their dates and are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements herein and to view all forward-looking statements made herein with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2008

INTELSAT, LTD.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Executive Vice President and General Counsel